Exhibit 3.2

EXECUTION COPY

AMENDMENT NO. 1 TO THE
CREDIT AGREEMENT

Dated as of December 31, 2009

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT among THE PEPSI BOTTLING GROUP, INC., a Delaware corporation (the “Company”), BOTTLING GROUP, LLC, a Delaware limited liability company (the “Guarantor”), the Lenders (as defined in the Credit Agreement referred to below) party hereto, PEPSICO, INC., a North Carolina corporation, solely as a guarantor (the “Parent Guarantor”) and CITIBANK, N.A., as agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1)           The Company, the Guarantor, the Lenders and the Agent have entered into a First Amended and Restated Credit Agreement dated as of October 19, 2007 (the “Credit Agreement”).  Capitalized terms not otherwise defined in this Amendment No. 1 have the same meanings as specified in the Credit Agreement.

(2)           The Parent Guarantor has announced its agreement to acquire the Company, by means of a merger of the Company with and into Pepsi-Cola Metropolitan Bottling Company, Inc. (the “Successor Borrower”), a direct wholly-owned subsidiary of the Parent Guarantor, as a result of which the Successor Borrower will become a Borrower under the Credit Agreement.  The Company has requested that the Credit Agreement be amended, among other things, to permit the acquisition, to provide for a guarantee by the Parent Guarantor of the Company’s obligations under the Credit Agreement and the promissory notes and to amend the representations and warranties, covenants, conditions precedent to Borrowing, events of default and certain other provisions in each case as hereinafter set forth.

(3)           The Required Lenders are, on the terms and conditions stated below, willing to grant the request of the Company and the Company and the Required Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1.   Amendments to Credit Agreement.  The Credit Agreement is, effective as of the Amendment Effective Date (as hereinafter defined) and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)           Section 1.01 is amended by adding the following definitions in appropriate alphabetical order:

“Amendment No. 1” means Amendment No. 1 dated as of December 31, 2009 to this Agreement.

“Parent Guarantor” means Pepsi.

“Incorporated Credit Agreement” means the 364-Day Credit Agreement dated as of June 25, 2009 among the Parent Guarantor, the banks, financial institutions and other institutional lenders listed on the signature pages thereto and The Royal Bank of Scotland plc as administrative agent.

(b) The definition of “Loan Party” in Section 1.01 is amended by replacing the reference to “Section 4.01” with “Section 6.01”.

(c) The definition of “Moody’s Rating” in Section 1.01 is amended by replacing the phrase “the Company’s Index Debt” with the phrase “the Parent Guarantor’s Index Debt”.

(d) The definition of “Rating Level Period” in Section 1.01 is amended by replacing each of the definitions of “Rating Level 1 Period” and “Rating Level 2 Period” included therein with the phrase “[Intentionally omitted]”.

(e) The definition of “S&P Rating” in Section 1.01 is amended by replacing the phrase “the Company’s Index Debt” with the phrase “the Parent Guarantor’s Index Debt”.

(f) Section 2.07(a) is amended by adding the following sentence at the end thereof: “Notwithstanding the foregoing sentence, upon the effectiveness of Amendment No. 1, the Commitment of each Lender shall be permanently reduced by 10% and no further action by the Company is required to effect such reduction.”

(g) Sections 3.02(a) and (b) are amended in their entirety to read as follows:

“(a)           the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing and the acceptance by any Borrower of the proceeds of such Revolving Credit Borrowing or of the benefit of issuance of such Letter of Credit shall constitute a representation and warranty by the Company, such Borrower and the Parent Guarantor that on the date of such Borrowing or issuance, as the case may be, such statements are true):

(i)           The representations and warranties contained in Section 4.01 (except in the case of any Borrowing or issuance, the representations set forth in the last sentence of subsection (e) of Section 4.01 and in subsection (f) of Section 4.01 (other than clause (ii) thereof)) are correct on and as of such date, before and after giving effect to such Revolving Credit Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii)           No event has occurred and is continuing, or would result from such Revolving Credit Borrowing or issuance, as the case may be, or from the application of the proceeds therefrom, that constitutes a Default; and

(b)           the Agent shall have received the Notice of Revolving Credit Borrowing and/or the Issuing Lender shall have received the Letter of Credit request, as the case may be, and, in the case of the first Borrowing by or issuance of a Letter of Credit for account of a Borrowing Subsidiary, such corporate documents, resolutions and legal opinions relating to such Borrowing Subsidiary as the Agent may reasonably require.”

(h) Section 3.03 is amended by replacing the phrase “shall constitute a representation and warranty by the Company and such Borrower” with the phrase “shall constitute a representation and warranty by the Company, such Borrower and the Parent Guarantor”.

(i) Section 3.03(a) is amended in its entirety to read as follows:

“(a)           The representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) of Section 4.01 and in subsection (f) of Section 4.01 (other than clause (ii) thereof)) are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;”

(j) Section 4.01 is amended in its entirety to read as follows:

“Representations and Warranties of the Parent Guarantor and the Loan Parties.

The Parent Guarantor represents and warrants as to the following clauses (a) through (h) and each of the Company and the Guarantor represents and warrants as to the following clauses (i) through (l):

(a) The Parent Guarantor is a corporation duly organized and validly existing under the laws of the State of North Carolina.

(b) The execution and delivery by the Parent Guarantor of Amendment No. 1, and the performance by the Parent Guarantor of its obligations under Amendment No. 1 and this Agreement (as amended by Amendment No. 1), and the consummation of the transactions by the Parent Guarantor contemplated thereby, are within the Parent Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Parent Guarantor’s articles of incorporation or by-laws or (ii) in any material respect, any law or any material contractual restriction binding on or affecting the Parent Guarantor.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required, other than those that have been obtained prior to the date hereof and remain in effect, for the due execution, delivery and performance by the Parent Guarantor of Amendment No. 1 or this Agreement (as amended by Amendment No. 1).

(d) Amendment No. 1 has been duly executed and delivered by the Parent Guarantor.  Each of Amendment No. 1 and this Agreement (as amended by Amendment No. 1) is the legal, valid and binding obligation of the Parent Guarantor enforceable against the Parent Guarantor in accordance with their respective terms.

(e) The Consolidated (as defined in the Incorporated Credit Agreement) balance sheet of the Parent Guarantor and its Subsidiaries (as defined in the Incorporated Credit Agreement) as at December 27, 2008, and the related Consolidated statements of income and cash flows and equity of the Parent Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent registered public accounting firm, present fairly, in all material respects, the Consolidated financial condition of the Parent Guarantor and its Subsidiaries as at such date and the Consolidated results of the operations of the Parent Guarantor and its Subsidiaries for the year ended on such date, all in accordance with United States generally accepted accounting principles consistently applied.  Since December 27, 2008, there has been no Material Adverse Change (as defined in the Incorporated Credit Agreement) that has not been publicly disclosed prior to the date hereof.

(f) There is no pending or, to the Parent Guarantor’s knowledge, threatened, action, suit, investigation, litigation or proceeding affecting the Parent Guarantor before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (as defined in the Incorporated Credit Agreement) that has not been publicly disclosed prior to the date hereof or (ii) would reasonably be likely to affect the legality, validity or enforceability of Amendment No. 1, and the performance by the Parent Guarantor of Amendment No. 1 and this Agreement (as amended by Amendment No. 1) or the consummation of the transactions contemplated hereby.

(g) The Parent Guarantor is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of the margin rules.

(h) The Parent Guarantor is not nor is required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and the Guarantor is a limited liability company duly organized, validly existing and in good standing under the jurisdiction of its formation.

(j) The execution, delivery and performance by each Loan Party of Amendment No. 1, and the performance by each Loan Party of this Agreement, as amended thereby, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter, by-laws or other organization documents or (ii) in any material respect, any law or contractual restriction binding on or affecting such Loan Party.

(k) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by either Loan Party of Amendment No. 1 or this Agreement, as amended thereby.

(l) Amendment No. 1 has been duly executed and delivered by each Loan Party.  Amendment No. 1 and this Agreement, as amended thereby, are the legal, valid and binding obligations of each Loan Party, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(k) Section 5.01 is amended in its entirety to read as follows:

“The Parent Guarantor will comply with each affirmative covenant contained in Section 5.01 of the Incorporated Credit Agreement, and all such affirmative covenants (and all defined terms used therein) are hereby incorporated by reference into this Agreement as such, in favor of and for the benefit of each of the Lenders, as if fully set forth in this Agreement and as if all references to “this Agreement” therein were to the Credit Agreement (as amended hereby), all references to an “Advance” therein were to

Advances, all references to “the Company” therein were to the Parent Guarantor, all references to the “Agent” therein were to the Agent, all references to the “Lenders” therein were to the Lenders, all references to the “Commitment” therein were to the Commitment, all references to the “Required Lenders” therein were to the Required Lenders, and all references to a “Default” therein were to a Default.”

(l) Section 5.02 is amended in its entirety to read as follows:

“The Parent Guarantor will comply with each negative covenant contained in Section 5.02 of the Incorporated Credit Agreement, and all such negative covenants (and all defined terms used therein) are hereby incorporated by reference into this Agreement as such, in favor of and for the benefit of each of the Lenders, as if fully set forth in this Agreement and as if all references to “this Agreement” therein were to the Credit Agreement (as amended hereby), all references to “Notes” issued by a Subsidiary of the Parent Guarantor therein were to the promissory notes issued under the Credit Agreement, all references to an “Advance” therein were to Advances, all references to “the Company” therein were to the Parent Guarantor, all references to the “Agent” therein were to the Agent, all references to the “Lenders” therein were to the Lenders, all references to the “Commitment” therein were to the Commitment, and all references to a “Default” therein were to a Default.”

(m) Section 5.03 is amended by deleting the Section in full and substituting therefor the phrase “[Intentionally omitted]”.

(n) Section 6.01 is amended in its entirety to read as follows:

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           Any Borrower shall fail to pay any principal of, or interest on, any Advance or to make any other payment under this Agreement or any Note, in each case within five Business Days after the same becomes due and payable; or

(b)           Any representation or warranty made by the Parent Guarantor herein or by any Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)           (i)  The Parent Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) of the Incorporated Credit Agreement (as incorporated herein) or Section 5.02 of the Incorporated Credit Agreement (as incorporated herein), or (ii) the Parent Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Parent Guarantor by the Agent or any Lender; or

(d)           The Parent Guarantor or any of its Material Subsidiaries (as defined in the Incorporated Credit Agreement) shall fail to pay any principal of or premium or interest on any Debt (which term as used in this Section 6.01(d) means “Debt” as defined in the Incorporated Credit Agreement) that is outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Parent Guarantor or such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)           The Parent Guarantor or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent Guarantor or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Parent Guarantor or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)           Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Parent Guarantor or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g)           Any event, action or condition with respect to an employee benefit plan of the Parent Guarantor subject to Title IV of ERISA results in any penalty or action pursuant to ERISA that has a Material Adverse Effect (as defined in the Incorporated Credit Agreement);

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company and the Parent Guarantor, declare the obligation of each Lender to make Advances and of the Issuing Lenders to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company and the Parent Guarantor, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and the Parent Guarantor and (iii) demand cash cover for the full amount of the Aggregate L/C Exposure; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any of the Company and the Guarantor (each, a “Loan Party”), any Borrowing Subsidiary or the Parent Guarantor under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances and of each Issuing Lender to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, and the Company shall automatically become obligated to provide such cash cover, all without presentment, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party and the Parent Guarantor.”

(o) Section 7.01 is amended by replacing the phrase “by any Borrower” with the phrase “by any Borrower or the Parent Guarantor”.

(p) Section 7.02 is amended (i) by replacing the phrase “including counsel for a Borrower” with the phrase “including counsel for a Borrower or the Parent Guarantor” and (ii) by replacing the phrase “any Borrower” with the phrase “any Borrower or the Parent Guarantor” in each place such phrase appears.

(q) Section 7.03 is amended by replacing the phrase “any Borrower and any Person who may do business with or own securities of any Borrower” with the phrase “any Borrower, the Parent Guarantor and any Person who may do business with or own securities of any Borrower or the Parent Guarantor”.

(r) Section 8.01(b)(ii) is amended in its entirety to read as follows:

“(ii) release the guarantee as set forth in Section 9.01, 10.01 or 11.01, or;”

(s) Section 8.02(a) is amended by (i) adding “(iv) if to the Parent Guarantor, at its address at 700 Anderson Hill Road, Purchase, New York 10577, Attention: Assistant Treasurer, Telecopier No. (914) 253-3303, with a copy to Secretary, Telecopier No. (914) 253-3123;” after “(iii) if to any Lender, at the office of such Lender specified in its Administrative Questionnaire;” and (ii) adding “, the Parent Guarantor” immediately following the third and fourth appearances of “the Company”.

(t) Section 8.07(b) is amended by replacing the phrase “any Borrower” with the phrase “any Borrower or the Parent Guarantor” in both places such phrase appears.

(u) Section 8.07(f)(iv) is amended by replacing the phrase “the Borrower, the Guarantor the Agent and the other Lenders” with the phrase “the Borrower, the Guarantor, the Parent Guarantor, the Agent and the other Lenders”.

(v) Section 8.12 is amended by replacing the phrase “EACH BORROWER, THE AGENT, EACH ISSUING LENDER AND EACH OF THE LENDERS” with the phrase “EACH BORROWER, THE PARENT GUARANTOR, THE AGENT, EACH ISSUING LENDER AND EACH OF THE LENDERS”.

(w) Section 8.13 is amended by adding “and the Parent Guarantor” immediately after each appearance of “each Borrower” and “the Borrowers”.

(x) A new Section 8.15 is added to read as follows:

SECTION 8.15.  Incorporation by Reference.  Certain provisions (the “Incorporated Provisions”) contained in this Agreement are incorporated by reference from or defined with reference to the Incorporated Credit Agreement.  Each such Incorporated Provision shall be incorporated or referred to as though all references therein to the “Agreement”, the “promissory notes”, the “Agent” and the “Lenders” were references to this Credit Agreement (as amended hereby), the promissory notes under this Credit Agreement (as amended hereby), the Agent and the Lenders, respectively, and other changes shall be made (as required by the context) so that such Incorporated Provisions are made solely for the benefit of each of the Lenders with respect to this Agreement.  No Incorporated Provision shall be amended, waived or otherwise modified for purposes of this Agreement by any amendment, waiver or other modification by the parties to the Incorporated Credit Agreement without the agreement of the Lenders pursuant to Section 8.01, and such Incorporated Provisions shall remain in effect hereunder as they existed prior to such amendment, waiver or modification not agreed to by such Lenders.  If this Agreement remains in effect after the commitments under the Incorporated Credit Agreement have been terminated and the loans thereunder have been paid in full and all letters of credit outstanding thereunder have expired or been canceled, the Incorporated Provisions shall continue to be incorporated herein by reference (and, without limitation, the covenants incorporated herein shall continue to be in full force and effect) as set forth above as such provisions were in effect on the date of such termination and repayment, without regard to any amendment, waiver or other modification not agreed to by the Lenders hereunder.

(y) A new Article XI is added to read as follows:

ARTICLE XI
PARENT GUARANTEE

“SECTION 11.01.  Guarantee.  The Parent Guarantor hereby unconditionally guarantees to each Lender and the Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the principal of and interest on the Advances to and the promissory notes of (to the extent of the principal of and interest on Advances made to) each Borrower and all other amounts whatsoever from time to time now or hereafter owing to the Lenders or the Agent or any of them by any Borrower under this Agreement strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Parent Guarantor hereby further agrees that if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) any of the Guaranteed Obligations, the Parent Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 11.02.  Obligations Unconditional.

(a)  The obligations of the Parent Guarantor under this Article XI are unconditional irrespective of (i) the value, genuineness, legality, validity, regularity or enforceability of any of the Guaranteed Obligations, (ii) any modification, amendment or variation in or addition to the terms of any of the Guaranteed Obligations or any covenants in respect thereof or any security therefor, (iii) any extension of time for performance or waiver of performance of any covenant of any Borrower or any failure or omission to enforce any right with regard to any of the Guaranteed Obligations, (iv) any exchange, surrender, release of any other guaranty of or security for any of the Guaranteed Obligations, or (v) any other circumstance whatsoever which may or might constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent hereof that the obligations of the Parent Guarantor under this Article XI shall be absolute and unconditional under any and all circumstances.

(b)  The Parent Guarantor hereby expressly waives diligence, presentment, demand, protest and all notices whatsoever with regard to any of the Guaranteed Obligations and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Borrower or any other Person hereunder or under any promissory note of any Borrower or any other guarantor of or any security for any of the Guaranteed Obligations.  The obligations of the Parent Guarantor under this Article XI constitute a guarantee of payment and not of collection.

SECTION 11.03.  Reinstatement.

The guarantee in this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder(s) of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 11.04.  Subrogation.

Until the termination of the Commitments and the payment in full of the principal of and interest on the Advances and all other amounts payable to the Agent or any Lender hereunder, the Parent Guarantor hereby irrevocably waives all rights of subrogation or contribution, whether arising by operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise, by reason of any payment by it pursuant to the provisions of this Article XI.

SECTION 11.05.  Remedies.

The Parent Guarantor agrees that, as between the Parent Guarantor on the one hand and the Lenders and the Agent on the other hand, the obligations of any Borrower guaranteed under this Agreement may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Article VI, for purposes of Section 11.01 hereof notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Borrower or otherwise) preventing such declaration as against such Borrower and that, in the event of such declaration or automatic acceleration such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by the Parent Guarantor for purposes of said Section 11.01.

SECTION 11.06.  Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising.”

(z) Schedule 2 is amended by deleting the rows numbered 1 and 2 and substituting therefor “[Intentionally omitted]”.

(aa) The cover page of the Credit Agreement is amended to add Banc of America Securities LLC as a joint lead arranger and book manager under the Credit Agreement.

SECTION 2.   Conditions of Effectiveness.

This Amendment No. 1 shall become effective as of the date first above written (the “Amendment Effective Date”) when, and only when, (i) the Agent shall have received counterparts of this Amendment No. 1 executed by the Company, the Guarantor, the Successor Borrower, the Parent Guarantor and the Required Lenders, (ii) the Parent Guarantor has acquired the Company by means of a merger of the Company with and into a direct wholly-owned subsidiary of the Parent Guarantor, as a result of which the Successor Borrower has become a Borrower under the Credit Agreement (it being understood that each Lender signing this Amendment No. 1 has thereby consented to such merger and to such wholly-owned subsidiary of the Parent Guarantor becoming a Borrower under the Credit Agreement) and (iii) the Agent shall have additionally received all of the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Agent:

(a) Certified copies of the resolutions of the Board of Directors of the Parent Guarantor and of the Board of Directors of the Successor Borrower, respectively, approving this Amendment No. 1 and the matters contemplated hereby.

(b) A certificate of the Secretary or an Assistant Secretary of the Parent Guarantor and of the Secretary or an Assistant Secretary of the Successor Borrower, respectively, certifying the names and true signatures of the officers of the Parent Guarantor and the Successor Borrower, respectively, authorized to sign this Amendment No. 1.

(c) An opinion of Deputy General Counsel of the Parent Guarantor, in substantially the form of Exhibit A.

(d) An opinion of Womble Carlyle Sandridge & Rice, special North Carolina counsel to the Parent Guarantor, in substantially the form of Exhibit B.

(e) An opinion of Davis Polk & Wardwell LLP, special New York counsel to the Parent Guarantor, in substantially the form of Exhibit C.

(f) A certificate signed by a duly authorized officer of the Company stating that:

(i) The representations and warranties contained in Section 3 of this Amendment No. 1 are correct on and as of the date of such certificate as though made on and as of such date; and

(ii) No event has occurred and is continuing that constitutes a Default.

(g) A certificate signed by a duly authorized officer of the Parent Guarantor stating that:

(i) The representations and warranties contained in Section 4.01 of the Credit Agreement, as amended hereby, are correct on and as of the date of such certificate as though made on and as of such date; and

(ii) No event has occurred and is continuing that constitutes a Default.

SECTION 3.   Representations and Warranties of the Loan Parties.

Each of the Loan Parties represents and warrants as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by each Loan Party of this Amendment No. 1, and the performance by each Loan Party of the Credit Agreement, as amended hereby, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter, by-laws or other organization documents or (ii) any law or contractual restriction binding on or affecting such Loan Party.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by either Loan Party of this Amendment No. 1 or the Credit Agreement, as amended hereby.

(d) This Amendment No. 1 has been duly executed and delivered by each Loan Party.  This Amendment No. 1 and the Credit Agreement, as amended hereby, are the legal, valid and binding obligations of each Loan Party, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(e) There is no pending or threatened action, suit, investigation, litigation or proceeding affecting any Loan Party before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Amendment No. 1 or the Credit Agreement, as amended hereby.

SECTION 4.   Reference to and Effect on the Credit Agreement and the Promissory Notes.

(a) On and after the effectiveness of this Amendment No. 1 pursuant to Section 2, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the promissory notes to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment No. 1 and each reference to a Section of the Credit Agreement shall refer to such Section as amended hereby.

(b) The Credit Agreement and the promissory notes, as specifically amended by this Amendment No. 1, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 5.   Costs and Expenses.

The Parent Guarantor agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery and administration of this Amendment No. 1 and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 8.04 of the Credit Agreement.

SECTION 6.   Execution in Counterparts.

This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment No. 1 by telecopier or by electronic transmission (i.e. “pdf.”) shall be effective as delivery of a manually executed counterpart of this Amendment No. 1.

SECTION 7.   Governing Law.

This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE PEPSI BOTTLING GROUP, INC., as Borrower

By	/s/ Brian Newman
Name: Brian Newman
Title: Vice President and Treasurer

BOTTLING GROUP, LLC, as Guarantor

By	/s/ David Yawman
Name: David Yawman
Title: Managing Director-Delegatee

PEPSI-COLA METROPOLITAN BOTTLING COMPANY, INC. as Successor Borrower

By	/s/ J. Darrell Thomas
Name: J. Darrell Thomas
Title: Vice President and Treasurer

PEPSICO, INC., as Parent Guarantor

By	/s/ Maria Teresa Hilado
Name: Maria Teresa Hilado
Title: Senior Vice President, Finance and Treasurer

PEPSICO, INC., as Parent Guarantor

By	/s/ J. Darrell Thomas
Name: J. Darrell Thomas
Title: Vice President and Assistant Treasurer

CITIBANK, N.A., as Agent and as Lender

By	/s/ Carolyn A. Kee
Name: Carolyn A. Kee
Title: Vice President

Banco Bilbao Vizcaya Argentaria, S.A., New York Branch

By	/s/ Krister Holm
Name: Krister Holm
Title: Managing Director

By	/s/ Luis Ruigomez
Name: Luis Ruigomez
Title: Executive Director

Lehman Commercial Paper Inc.
By	/s/ Ahuva Schwager
Name: Ahuva Schwager
Title: Authorized Signatory

The Northern Trust Company
By	/s/ Ashish Bhagwat
Name: Ashish Bhagwat
Title: Senior Vice President

BANK OFAMERICA, N.A., as Lender

By	/s/ David L. Catherall
Name: David L. Catherall
Title: Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Karl Studer
Name: Karl Studer
Title: Director

By	/s/ Jay Chall
Name: Jay Chall
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

By	/s/ Rainier Meier
Name: Rainier Meier
Title: Director

HSBC Bank USA, National Association

By	/s/ Thomas A. Foley
Name: Thomas A. Foley
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By	/s/ Tony Yung
Name: Tony Yung
Title: Vice President

MORGAN STANLEY BANK, N.A., as Lender

By	/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Authorized Signatory

ROYAL BANK OF CANADA as Lender

By	/s/ Scott Umbs
Name: Scott Umbs
Title: Authorized Signatory

STATE STREET BANK AND TRUST COMPANY as Lender

By	/s/ Juan G. Sierra
Name: Juan G. Sierra
Title: Vice President

WELLS FARGO BANK, N.A.

By	/s/ Jordan Fragiacomo
Name: Jordan Fragiacomo
Title: Vice President

COMERICA BANK

By	/s/ Chris Rice
Name: Chris Rice
Title: Corporate Banking Officer

Signature Page

Exhibit A

Form of Opinion of Deputy General Counsel of the Parent Guarantor

December __, 2009

To each of the Lenders party to the
Amendment referred to below and
Citibank, N.A.
as Administrative Agent for said Lenders

Ladies and Gentlemen:

I am Senior Vice President, Deputy General Counsel and Assistant Secretary of PepsiCo, Inc., a North Carolina corporation (the “Parent Guarantor”), and have acted in such capacity in connection with the Amendment No. 1 dated as of December __, 2009 (the “Amendment”) among The Pepsi Bottling Group, Inc., a Delaware corporation (the “Borrower”), Bottling Group, LLC, a Delaware limited liability company, the Lenders party thereto, the Parent Guarantor and Citibank, N.A., as Administrative Agent (the “Administrative Agent”) for said Lenders to the First Amended and Restated Credit Agreement (as amended by the Amendment, the “Amended Credit Agreement”) dated as of October 19, 2007 among the Borrower, Bottling Group, LLC, the banks, financial institutions and other institutional lenders thereto and the Administrative Agent.  This opinion is being delivered to you at the request of the Parent Guarantor pursuant to Section 2(c) of the Amendment.  Capitalized terms used but not defined herein have the meanings given to them in the Amendment.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Parent Guarantor and other instruments as I have deemed necessary for the purposes of rendering this opinion.  I have assumed the capacity of all natural persons and the genuineness of all signatures.

Based upon the foregoing, I am of the opinion that:

1. The execution and delivery of the Amendment by the Parent Guarantor and the performance by the Parent Guarantor of its obligations under the Amended Credit Agreement will not contravene (i) any provision of the Parent Guarantor’s articles of incorporation or by-laws or (ii) any law, rule or regulation applicable to the Parent Guarantor, except as would not reasonably be likely to have a material adverse effect upon the financial condition or operations of the Parent Guarantor and its Subsidiaries taken as a whole or (iii) to the best of my knowledge, any contractual or legal restriction contained in any material judgment, decree, mortgage, agreement, indenture, order, injunction or other instrument applicable to the Parent Guarantor known to me.

2. To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Parent Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Amended Credit Agreement or the consummation of the transactions contemplated thereby or, except as publicly disclosed, that are reasonably likely to have a material adverse effect upon the financial condition or operations of the Parent Guarantor and its Subsidiaries taken as a whole.

In rendering the foregoing opinion, I have relied as to matters of fact, to the extent I have deemed proper, on certificates of responsible officers of the Parent Guarantor and public officials.  This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and, with

Exhibit A-1

respect to the matters covered by subclause (i) of paragraph 1 only, the corporation laws of the State of North Carolina.  As to such matters governed by the corporation laws of the State of North Carolina, I have relied, with your permission and without independent investigation, on the opinion delivered to you today by Womble Carlyle Sandridge & Rice, PLLC, North Carolina counsel for the Parent Guarantor.  As to the matters covered by subclause (ii) of paragraph 1 governed by the laws of the State of New York and the federal laws of the United States of America, I have relied, with your permission and without independent investigation, on the opinion delivered to you today by Davis Polk & Wardwell LLP, special counsel for the Parent Guarantor.

This opinion is rendered solely for the benefit of the Administrative Agent and the Lenders (including any permitted assignees) in connection with the above matter.  This opinion may not be relied upon by the Administrative Agent or the Lenders (including any permitted assignees) for any other purpose or relied upon by or furnished to any other person or entity (other than to any regulatory authority) without my prior written consent.

Very truly yours,

Exhibit A-2

Exhibit B

Form of Opinion of Womble Carlyle Sandridge & Rice, PLLC

December __ , 2009

To each of the Lenders party to the
Amendment referred to below and
Citibank, N.A.
as Administrative Agent for said Lenders

Re: PepsiCo. Inc.

Ladies and Gentlemen:

We have acted as special North Carolina counsel to PepsiCo, Inc., a North Carolina corporation (the “Parent Guarantor”), in connection with the Amendment No. 1 dated as of December __, 2009 (the “Amendment”) among The Pepsi Bottling Group, Inc., a Delaware corporation (the “Borrower”), Bottling Group, LLC, a Delaware limited liability company, the Lenders party to the Amendment (the “Lenders”), the Parent Guarantor and Citibank, N.A. (“Citi”), as administrative agent for the Lenders, to the First Amended and Restated Credit Agreement (as amended by the Amendment, the “Amended Credit Agreement”) dated as of October 19, 2007 among the Borrower, Bottling Group, LLC, the Lenders party thereto, Citi, as administrative agent for the Lenders and the other agents party thereto.  This opinion is delivered to you pursuant to Section 2(d) of the Amendment.  Capitalized terms used and not otherwise defined in this opinion have the meanings given to them in the Amendment.

As the Parent Guarantor’s special North Carolina counsel, we have reviewed the Amendment and the Amended Credit Agreement (collectively, the “Transaction Documents”).  We have also reviewed the Parent Guarantor’s articles of incorporation and by-laws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of the Parent Guarantor, certificates of public officials and of representatives of the Parent Guarantor, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.  In rendering this opinion, we have relied upon certificates of public officials and representatives of the Parent Guarantor with respect to the accuracy of the factual matters contained in such certificates.  In rendering our opinion in paragraph 1, we have relied solely upon a certificate of existence regarding the Parent Guarantor issued by the Secretary of State of North Carolina dated December __, 2009.

In connection with such review, we have assumed with your permission (a) that the Transaction Documents have been properly authorized, executed and delivered by each of the respective parties thereto other than the Parent Guarantor; (b) the genuineness of all signatures and the legal capacity of all signatories; (c) the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies; (d) the proper issuance and accuracy of certificates of public officials and representatives of the Parent Guarantor; and (e) with respect to our opinion regarding performance in paragraph 2 below, that as of the date of each Revolving Credit Borrowing, no borrowing would cause the Parent Guarantor and its Subsidiaries to exceed the cap on aggregate indebtedness for borrowed money set forth in any resolutions of the Board of Directors of the Parent Guarantor in effect as of each such date.

Exhibit B-1

This opinion is limited to the laws of the State of North Carolina, excluding the following laws and regulations of the State of North Carolina or the application of any such laws or regulations to the matters on which our opinions are referenced: (i) securities laws; (ii) the local laws of the State of North Carolina (i.e., the statutes, ordinances, the administrative decisions and the rules and regulations of counties and municipalities of the State of North Carolina); (iii) antitrust and unfair competition laws and regulations; (iv) tax laws and regulations; (v) regulatory laws and regulations applicable to any entity as a result of its nonprofit status or solely because of the business in which it is engaged; (vi) environmental laws and regulations; and (vii) laws, rules and regulations relating to money laundering and terrorist groups.  We are expressing no opinion as to the effect of the laws of any other jurisdiction or as to any federal laws and regulations.

Based on and subject to the foregoing and the qualifications and limitations set forth below, and having regard for such legal considerations as we deem relevant, it is our opinion that:

1.           The Parent Guarantor is a corporation in existence under the laws of the State of North Carolina and has the corporate power to execute and deliver the Amendment and to perform its obligations under the Transaction Documents.

2.           The Parent Guarantor has authorized the execution and delivery of the Amendment by the Parent Guarantor and the performance by the Parent Guarantor of its obligations under the Transaction Documents by all necessary corporate action.

3.           The execution and delivery of the Amendment by the Parent Guarantor and the performance by the Parent Guarantor of its obligations under the Transaction Documents do not violate any provision of the articles of incorporation or by-laws of the Parent Guarantor.

4.           No consent, approval, authorization or other action by, or filing or registration with, any North Carolina governmental authority is required to be obtained or made by the Parent Guarantor for the execution and delivery by the Parent Guarantor of the Amendment and for consummation by the Parent Guarantor of the transactions provided for therein, except for consents, approvals, authorizations, actions, filings and registrations which, if not obtained or made, are not reasonably likely to have a material and adverse effect on the business, financial condition or results of operations of the Parent Guarantor and its subsidiaries, taken as a whole.

5.           The Amendment has been duly executed by the Parent Guarantor.

Nothing contained in this opinion letter shall be construed as an opinion as to the enforceability of the Transaction Documents.

This opinion is rendered solely to the Lenders in connection with the Transaction Documents and may be relied upon only by the Lenders and any successors and assigns of the Lenders.  This opinion may not be quoted in whole or in part or relied upon by any other party or for any other purpose other than the purposes herein stated without our prior written consent.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

Very truly yours,

Exhibit B-2

Exhibit C

Form of Opinion of Davis Polk & Wardwell LLP

December __, 2009

To Citibank, N.A., as Administrative Agent
and each of the Lenders listed on the
signature pages of the Amendment
referred to below

Ladies and Gentlemen:

We have acted as special counsel for PepsiCo, Inc., a North Carolina corporation (the “Parent Guarantor”), in connection with the Amendment No. 1 dated as of December __, 2009 (the “Amendment”) among The Pepsi Bottling Group, Inc., a Delaware corporation (the “Borrower”), Bottling Group, LLC, a Delaware limited liability company, the lenders listed on the signature pages thereto (the “Lenders”), the Parent Guarantor and Citibank, N.A., as agent for the lenders (the “Agent”) to the First Amended and Restated Credit Agreement (as amended, the “Amended Credit Agreement”) dated as of October 19, 2007 among the Borrower, Bottling Group, LLC, the banks, financial institutions and other institutional lenders thereto and the Administrative Agent.  Terms used (but not defined) herein have the meanings assigned to them in the Amendment.

We have reviewed executed copies of:

(a)           the Amendment; and

(b)           the Amended Credit Agreement.

The documents listed in items (a) through (b) above are sometimes hereinafter referred to as the “Credit Documents”.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and certificates of public officials and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Based on the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that:

1.        The execution, delivery and performance by the Parent Guarantor of each Credit Document requires no action by or in respect of, or filing with, any governmental body, agency or official under United States federal or New York State law and does not contravene, or constitute a default under, any provision of applicable United States federal or New York State law or regulation, in each case that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Credit Documents.

2.        Each Credit Document constitutes a valid and binding agreement of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable

Exhibit C-1

principles of general applicability, and may be subject to possible judicial actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

The foregoing opinions are subject to the following assumptions and qualifications:

(a)           We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Credit Documents.

(b)           We express no opinion as to the United States federal or any state securities laws.

(c)           We have assumed that (i) the Parent Guarantor is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, (ii) the Parent Guarantor has duly executed and delivered each Credit Document to which it is a party, (iii) the execution, delivery and performance by the Parent Guarantor of each Credit Document to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action on the part of the Parent Guarantor and do not contravene the articles or certificate of incorporation or bylaws or other constitutive documents of the Parent Guarantor and (iv) the execution, delivery and performance by the Parent Guarantor of each Credit Document does not contravene, or constitute a default under, any law, rule or regulation (other than United States federal and New York State laws, rules and regulations, in each case that in our experience are normally applicable to general business corporations in relation to transactions of the type contemplated by the Credit Documents) or any order, injunction, decree, agreement, contract or instrument to which it is a party or by which it is bound.

(d)           We express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which may limit the rate of interest that such Lender may charge or collect.

(e)           As to various provisions in the Credit Documents that grant the Agent or the Lenders certain rights to make determinations or take actions in their discretion, we assume that such discretion will be exercised in good faith and in a commercially reasonable manner.

(f)           The foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

This opinion is delivered to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

 Exhibit C-2